EXHIBIT 8.1

                        INDUSTRIAS BACHOCO, S.A. DE C.V.

                      SUBSIDIARIES AS OF DECEMBER 31, 2004

1.   Bachoco, S.A. de C.V.

2.   Operadora de Servicios de Personal, S.A. de C.V.

3.   Servicios de Personal Administrativo, S.A. de C.V.

4.   SEPETEC, S.A. de C.V.

5.   Acuicola Bachoco, S.A. de C.V.

6.   Huevo y Derivados, S.A. de C.V.

7.   Pecuarius Laboratorios, S.A. de C.V.

8.   Aviser, S.A. de C.V.

9.   Campi Alimentos, S.A. de C.V.

10.  SECBA, S.A. de C.V.

Each of the subsidiaries listed above is incorporated under the laws of Mexico.